UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 9, 2009
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below regarding new financial obligations is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 9, 2009, Griffin Land & Nurseries, Inc.’s (“Griffin” or “Registrant”) real estate business, Griffin Land, closed on a mortgage of four of its industrial buildings in New England Tradeport, Griffin Land’s industrial park in East Granby and Windsor, Connecticut, with People’s United Bank (the “Mortgage”).  The Mortgage generated initial proceeds of $8.5 million and may be increased in increments up to an aggregate borrowing of $10.5 million if the currently vacant space in the buildings is leased within the next three years.  The Mortgage has a ten-year term with payments based on a twenty-five year amortization period.  The Mortgage carries a floating interest rate, but Griffin entered into an interest rate swap agreement with People’s United Bank that effectively fixes the interest rate at 6.58% for the term of the loan.  The Mortgage is nonrecourse but includes provisions whereby a subsidiary of Griffin entered into a master lease for 90% of the space in the mortgaged properties.  The master lease will stay in effect unless and until overall occupancy of the mortgaged buildings reaches an agreed upon level.  If not terminated earlier, the master lease expires at the end of the mortgage term.  Proceeds will be used for general corporate purposes.

Attached as Exhibit 99.1 to this Current Report is the Registrant’s July 10, 2009 press release announcing the Mortgage, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1:  Registrant’s July 10, 2009 Press Release (attached hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: July 10, 2009